EXHIBIT 99.1

                  [GENERAL SEMICONDUCTOR, INC. LETTERHEAD]



FOR IMMEDIATE RELEASE                                CONTACT:  PAM JAMESON
                                                               (516) 847-3169



               GENERAL SEMICONDUCTOR ANNOUNCES SECOND QUARTER
                          EARNINGS OUTLOOK SOFTENS


MELVILLE, NY (June 29, 1998) - General Semiconductor, Inc. (NYSE:SEM), a leading manufacturer of discrete semiconductors, today announced that it expects earnings and sales for the second quarter ending June 30, 1998 to be lower than reported results for the first quarter of 1998.

Management indicated that recently order trends have weakened significantly and, with the normal summer slowdown approaching, it does not expect any firming before September. Recent order patterns have reflected the crises in Southeast Asia, the economic slowdown in Japan and difficulties in the computer and computer peripheral industries.

While the quarter has not closed and results are not final, we believe that sales for the quarter will be down approximately 8 percent from the first quarter, although due to operating leverage, earnings could decline more than 25 percent. Market indications for the second half of the year remain uncertain, but earnings for the full year could be slightly below last year's pro forma $0.84 per share before restructuring charges.

"Expenses management has always been a key to how we operate," stated Ronald A. Ostertag, Chairman and Chief Executive Officer of General Semiconductor. "We are a lean, buttoned-down organization. Nevertheless, at the earliest indication of a softening in order trends, we initiated additional programs to help us manage costs through this period. We believe that our operations are among the most efficient in the discrete segment of the semiconductor industry and we expect that the tight control of the business will serve us well in these difficult market conditions. We are committed to enhancing our position in the market," he continued.

General Semiconductor, Inc. is a market leader in the discrete segment of the semiconductor industry with manufacturing facilities in China, France, Germany, Ireland, Taiwan and the United States. The Company provides customers with a broad array of power rectifiers, transient voltage suppressors and small signal transistors and diodes. It has a diversified customer base, in terms of geography and end-use markets. Customers include leading manufacturers, located around the globe, of consumer electronics, lighting, telecommunications equipment, computers, automotive and automotive aftermarket products.

The information set forth above includes "forward-looking" information and, accordingly, the cautionary statements contained in Exhibit 99 to the Company's Form 10-K for the year ended December 31, 1997 are incorporated herein by reference. General Semiconductor's actual results could differ materially from the "forward-looking" information in this press release.



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